UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 26, 2015

SPDR® GOLD TRUST

SPONSORED BY WORLD GOLD TRUST SERVICES, LLC

(Exact name of registrant as specified in its charter)

New York	001-32356	81-6124035
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

c/o World Gold Trust Services, LLC

510 Madison Avenue, 9th Floor

New York, New York 10022

(Address of principal executive offices; zip code)

Registrant’s telephone number, including area code: (212) 317-3800

(Former name or former address, if changed since last report):

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01	OTHER EVENTS.

The net asset value of the SPDR® Gold Trust, or the Trust, is determined each day the Trust’s principal market, the NYSE Arca, is open for regular trading, using the 3:00 p.m. London Gold Fix, which is commonly referred to as the “London PM Fix.” The London Gold Fix is determined twice each business day (10:30 a.m. and 3:00 p.m. London time) by the member banks of The London Gold Market Fixing Ltd. using a bidding process that sets or “fixes” the price of gold by matching buy and sell orders submitted to the member banks for the applicable fixing time.

On November 7, 2014, the London Bullion Market Association, or the LBMA, announced that it would discontinue the London PM Fix, but that the exact date of the transition to a new gold bullion pricing standard would be announced by the LBMA at a later date. The London PM Fix, the most widely used benchmark for daily gold prices, is used by the Trust to determine the price of gold.

The ICE Benchmark Administration, or the IBA, was selected to be the third-party administrator for the LBMA Gold Price, a successor benchmark to the London PM Fix. IBA, an independent specialist benchmark administrator, will provide the price platform, methodology, overall administration and governance for the LBMA Gold Price. The LBMA reported that it intended to develop a process of accreditation for gold price participants, and would work with IBA to prepare the LBMA Gold Price mechanism for the expected start of live testing in first quarter of 2015.

On February 19, 2015, LBMA issued the following further details relating to the LBMA Gold Price:

•	The LBMA Gold Price will take effect and replace the London PM Fix on March 20, 2015.

•	When the change in benchmark becomes effective, the LBMA Gold Price will be a physically settled, electronic and tradable auction, with the ability to participate in three currencies.

•	Price formation will be in dollars and prices will continue to be set twice daily at 10:30 and 15:00 (London time) in three currencies: US dollars, Euros and British Pounds.

•	Within the process, aggregated gold bids and offers will be updated in real-time with the imbalance calculated and the price updated every 30 seconds until the buy and sell orders are matched.

•	IBA’s systems for administering the auction will allow direct participants, as well as sponsored clients, to manage their orders in the auction in real time via their desktops.

•	The intellectual property rights for the LBMA Gold Price will be held by Precious Metals Prices Limited, a newly established subsidiary company of the LBMA.

The LBMA Gold Price will be regulated by the Financial Conduct Authority in the United Kingdom, or the FCA, beginning April 1, 2015. It has been reported that the LBMA has been having ongoing discussions with the FCA on the scope of such regulation and has recently sought clarification and further guidance from the FCA on how the new benchmark will be regulated.

Once the LBMA Gold Price is declared operative by the LBMA, World Gold Trust Services, LLC, the sponsor of the Trust, or the Sponsor, expects to use the LBMA Gold Price as the benchmark for the Trust.

There can be no assurance, that future changes to, or the discontinuance of, the London PM Fix will not have a material effect on the Trust’s operations. The use of an alternative indicator for the price of gold could result in materially different pricing of the gold in the Trust, which could result in materially different valuations of the Trust’s shares.

The Trust will continue to use the London PM Fix to value the gold held by the Trust until the transition from the London Fix to the LBMA Gold Price is completed unless the trustee of the Trust, or the Trustee, in consultation with the Sponsor, determines before such time that such price is inappropriate as a basis for evaluation of the Trust’s gold. In such event, or in the event the London PM Fix is no longer calculated, the Trustee and Sponsor will, in good faith, identify an alternative basis for the evaluation of the gold held by the Trust and take such action as they deem warranted.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS.

(d) Exhibits:

None

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: February 26, 2015	SPDR® GOLD TRUST
(Registrant)*

	By:	World Gold Trust Services, LLC
as the Sponsor of the Registrant

	By:	/s/ John Adrian Pound
	Name:	John Adrian Pound
	Title:	Chief Financial Officer

*	As the Registrant is a trust, this report is being filed on behalf of the Registrant by World Gold Trust Services, LLC, only in its capacity as the sponsor of the Registrant. The identified person signing this report is signing in their capacity as an authorized officer of World Gold Trust Services, LLC.